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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


The Board of Trustees of The MainStay Funds:

We consent to the use of our report dated December 21, 2006, with respect to the financial statements of the MainStay Common Stock Fund, one of the funds comprising The MainStay Funds as of October 31, 2006, incorporated herein by reference, and to the references to our firm under the headings "Financial Highlights", "Independent Registered Public Accounting Firm" and "Financial Highlights of the MainStay Fund" in the Proxy Statement/Prospectus in this Registration Statement on Form N-14.

/s/ KPMG LLP

Philadelphia, Pennsylvania
August 9, 2007